LONG TERM INCENTIVE AWARD AGREEMENT
This Agreement is entered into as of February 26, 2016, between Northwest Natural Gas Company, an Oregon corporation (the “Company”), and ____________ (“Recipient”).
On February 24, 2016, the Organization and Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) authorized an objectively-determinable performance-based award (the “162(m) Award”) to Recipient pursuant to Section 8 of the Company’s Long Term Incentive Plan (the “Plan”) and a subjective performance-based award (the “Strategic Award”) to Recipient pursuant to Section 6 of the Plan. Compensation paid pursuant to the 162(m) Award is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), while compensation paid pursuant to the Strategic Award will not so qualify. Recipient desires to accept the awards subject to the terms and conditions of this Agreement.
NOW, THEREFORE, the parties agree as follows:
1.Awards. Recipient’s “Target Share Amount” for purposes of this Agreement is ________ shares.
1. 162(m) Award. Subject to the terms and conditions of this Agreement, the Company shall issue or otherwise deliver to the Recipient the number of shares of Common Stock of the Company (the “162(m) Performance Shares”) determined under this Agreement based on (a) the performance of the Company during the three-year period from January 1, 2016 to December 31, 2018 (the “Award Period”) as described in Section 2 and (b) Recipient’s continued employment during the Award Period as described in Section 4. If the Company issues or otherwise delivers 162(m) Performance Shares to Recipient, the Company shall also pay to Recipient the amount of cash determined under Section 5 (the “162(m) Dividend Equivalent Cash Award”). Recipient’s “162(m) Target Share Amount” for purposes of this Agreement is 80% of the Target Share Amount.
2.Strategic Award. Subject to the terms and conditions of this Agreement, the Company shall issue or otherwise deliver to the Recipient the number of shares of Common Stock of the Company (the “Strategic Performance Shares” and, together with the 162(m) Performance Shares, the “Performance Shares”) determined under this Agreement based on (a) the Company’s performance against milestones during the Award Period as determined by the Committee under Section 3 and (b) Recipient’s continued employment during the Award Period as described in Section 4. If the Company issues or otherwise delivers Strategic Performance Shares to Recipient, the Company shall also pay to Recipient the amount of cash determined under Section 5 (the “Strategic Dividend Equivalent Cash Award” and, together with the 162(m) Dividend Equivalent Cash Award, the “Dividend Equivalent Cash Awards”). Recipient’s “Strategic Target Share Amount” for purposes of this Agreement is 20% of the Target Share Amount.
2. 162(m) Performance Conditions.
1. 162(m) Payout Factor. Subject to possible reduction under Section 4, the number of 162(m) Performance Shares to be issued or otherwise delivered to Recipient shall be determined by multiplying the 162(m) Payout Factor (as defined below) by the 162(m) Target Share Amount. The “162(m) Payout Factor” shall be equal to the sum of (a) 50% of the TSR Payout Factor as determined under Section 2.2 below, plus (b) 25% of the EPS Payout Factor as determined under Section 2.3 below, plus (c) 25% of the ROIC Payout Factor as determined under Section 2.4 below.
2.TSR Payout Factor.
(a)The “TSR Payout Factor” shall be determined under the table below based on the TSR Percentile Rank (as defined below) of the Company; provided, however, that if the Company’s TSR (as defined below) is less than 0%, the actual TSR Payout Factor shall be equal to 75% of the TSR Payout Factor determined under the table below:

TSR Percentile Rank	TSR Payout Factor

less than 30%	0%
30%	25%
50%	100%
90% or more	200%

If the Company’s TSR Percentile Rank is between any two data points set forth in the first column of the above table, the TSR Payout Factor shall be interpolated as follows. The excess of the Company’s TSR Percentile Rank over the TSR Percentile Rank of the lower data point shall be divided by the excess of the TSR Percentile Rank of the higher data point over the TSR Percentile Rank of the lower data point. The resulting fraction shall be multiplied by the difference between the TSR Payout Factors in the above table corresponding to the two data points. The product of that calculation shall be rounded to the nearest hundredth of a percentage point and then added to the TSR Payout Factor in the above table corresponding to the lower data point, and the resulting sum shall be the TSR Payout Factor.
(b)To determine the Company’s “TSR Percentile Rank,” the TSR of the Company and each of the Peer Group Companies (as defined below) shall be calculated, and the Peer Group Companies shall be ranked based on their respective TSR’s from lowest to highest. If the Company’s TSR is equal to the TSR of any other Peer Group Company, the Company’s TSR Percentile Rank shall be equal to the number of Peer Group Companies with a lower TSR divided by the number that is one less than the total number of Peer Group Companies, with the resulting amount expressed as a percentage and rounded to the nearest tenth of a percentage point. If the Company’s TSR is between the TSRs of any two Peer Group Companies, the TSR Percentile Ranks of those two Peer Group Companies shall be determined as set forth in the preceding sentence, and the Company’s TSR Percentile Rank shall be interpolated as follows. The excess of the Company’s TSR over the TSR of the lower Peer Group Company shall be divided by the excess of the TSR of the higher Peer Group Company over the TSR of the lower Peer Group Company. The resulting fraction shall be multiplied by the difference between the TSR Percentile Ranks of the two Peer Group Companies. The product of that calculation shall be added to the TSR Percentile Rank of the lower Peer Group Company, and the resulting sum (rounded to the nearest tenth of a percentage point) shall be the Company’s TSR Percentile Rank. The intent of this definition of TSR Percentile Rank is to produce the same result as calculated using the PERCENTRANK function in Microsoft Excel to determine the rank of the Company’s TSR within the array consisting of the TSRs of the Peer Group Companies.
(c)The “Peer Group Companies” consist of those companies that were components of the Dow Jones U.S. Gas Distribution Index on October 1, 2015 and that continue to be components of the Dow Jones U.S. Gas Distribution Index through December 31, 2018. If the Dow Jones U.S. Gas Distribution Index ceases to be published prior to December 31, 2018, the Peer Group Companies shall consist of those companies that were components of the Dow Jones U.S. Gas Distribution Index on October 1, 2015 and that continued to have publicly-traded common stock through December 31, 2018.
(d)The “TSR” for the Company and each Peer Group Company shall be calculated by (1) assuming that $100 is invested in the common stock of the company at a price equal to the average of the closing market prices of the stock for the period from October 1, 2015 to December 31, 2015, (2) assuming that for each dividend paid on the stock during the Award Period, the amount equal to the dividend paid on the assumed number of shares held is reinvested in additional shares at a price equal to the closing market price of the stock on the ex-dividend date for the dividend, and (3) determining the final dollar value of the total assumed number of shares based on the average of the closing market prices of the stock for the period from October 1, 2018 to December 31, 2018. The “TSR” shall then equal the amount determined by subtracting $100 from the foregoing final dollar value, dividing the result by 100 and expressing the resulting fraction as a percentage.
(e)If during the Award Period any Peer Group Company enters into an agreement pursuant to which all or substantially all of the stock or assets of the Peer Group Company will be acquired by a third party (a “Signed Acquisition”), and if the Signed Acquisition is not completed by the end of the Award Period, then that company shall not be a Peer Group Company. If a Signed Acquisition of a Peer Group Company is terminated (other than in connection with the execution of another Signed Acquisition) before the end of the Award Period, then that company shall remain a Peer Group Company, and the TSR for that Peer Group Company shall be calculated as provided in Section 2.3(d), except that if the announcement of the termination of the Signed Acquisition occurs during the last three months of the Award Period, for purposes of determining the final dollar value under clause (3) of Section 2.3(d), the three-month period for which closing market prices are averaged shall be shortened to exclude any trading days preceding the announcement of the termination of the Signed Acquisition.
3.EPS Payout Factor.
(a)The “EPS Payout Factor” shall be determined under the table below based on the Cumulative EPS (as defined below) achieved by the Company for the Award Period:

Cumulative EPS	EPS Payout Factor

0%
25%
100%
200%

If the Company’s Cumulative EPS is between any two data points set forth in the first column of the above table, the EPS Payout Factor shall be interpolated as follows. The excess of the Company’s Cumulative EPS over the Cumulative EPS of the lower data point shall be divided by the excess of the Cumulative EPS of the higher data point over the Cumulative EPS of the lower data point. The resulting fraction shall be multiplied by the difference between the EPS Payout Factors in the above table corresponding to the two data points. The product of that calculation shall be rounded to the nearest hundredth of a percentage point and then added to the EPS Payout Factor in the above table corresponding to the lower data point, and the resulting sum shall be the EPS Payout Factor.
(b)
(c)The Company’s “Cumulative EPS” for the Award Period shall equal the sum of the Company’s diluted earnings per share of common stock (“EPS”) for each of the three years in the Award Period. Subject to adjustment in accordance with Section 2.5 below, the Company’s diluted earnings per share of common stock for any year shall be as set forth in the audited consolidated financial statements of the Company and its subsidiaries for that year. After giving effect to any adjustments required by Section 2.5, the EPS for each year shall be rounded to the nearest penny.
4.ROIC Payout Factor.
(a)The “ROIC Payout Factor” shall be determined under the table below based on the Average ROIC (as defined below) achieved by the Company for the Award Period:

Average ROIC	ROIC Payout Factor

0%
25%
100%
200%

If the Company’s Average ROIC is between any two data points set forth in the first column of the above table, the ROIC Payout Factor shall be interpolated as follows. The excess of the Company’s Average ROIC over the Average ROIC of the lower data point shall be divided by the excess of the Average ROIC of the higher data point over the Average ROIC of the lower data point. The resulting fraction shall be multiplied by the difference between the ROIC Payout Factors in the above table corresponding to the two data points. The product of that calculation shall be rounded to the nearest hundredth of a percentage point and then added to the ROIC Payout Factor in the above table corresponding to the lower data point, and the resulting sum shall be the ROIC Payout Factor.
(b)
(c)The Company’s “Average ROIC” for the Award Period shall equal the simple average of the Company’s ROIC (as defined below) for each of the three years in the Award Period, rounded to the nearest hundredth of a percentage point. The Company’s “ROIC” for any year shall be calculated by dividing the Company’s Adjusted Net Income (as defined below) for the year by the Company’s Average Long Term Capital (as defined below) for the year, and rounding the result to the nearest hundredth of a percentage point. Subject to adjustment in accordance with Section 2.5 below, the Company’s “Adjusted Net Income” for any year shall be equal to the Company’s net income for the year, increased by the Company’s interest expense, net for the year and reduced by the Company’s interest income (including net interest on deferred regulatory accounts) for the year, in each case as set forth in the Company’s Annual Report on Form 10-K for that year. “Average Long Term Capital” for any year shall mean the average of the Company’s Long Term Capital (as defined below) as of the last day of the year and the Company’s Long Term Capital as of the last day of the prior year. Subject to adjustment in accordance with Section 2.5 below, “Long Term Capital” as of any date shall equal the sum of the Company’s total shareholders’ equity as of that date and the Company’s long-term debt (including current maturities) as of that date, in each case as set forth on the audited consolidated balance sheet of the Company as of that date.
5.EPS and ROIC Adjustments.
(a)Change in Accounting Principle. If the Company implements a change in accounting principle during the Award Period either as a result of the issuance of new accounting standards or otherwise, and the effect of the accounting change was not reflected in the Company’s business plan at the time of approval of the 162(m) Award, then Cumulative EPS and Average ROIC shall be adjusted to eliminate the impact of the change in accounting principle.
(b)Gain or Loss on Sale of Business. EPS and Adjusted Net Income for each year during the Award Period shall be adjusted to eliminate any gain or loss on the disposition of any subsidiary, division or business during the year, as set forth in the audited consolidated financial statements of the Company and its subsidiaries for that year.
(c)Impairments. EPS and Adjusted Net Income for each year during the Award Period shall be adjusted to eliminate any charges taken by the Company during the year for impairment of assets (excluding utility plant assets), that exceed $500,000 for any single impaired asset.

(d)Tax Impacts. All adjustments for the items listed in Sections 2.5(a) to 2.5(c) in any year shall be net of income taxes based on the Company’s consolidated effective tax rate for the year.
(e)Tax Changes. EPS and Adjusted Net Income for each year during the Award Period shall be adjusted to eliminate any positive or negative impacts on earnings resulting from changes to federal, state or local income tax rates or the imposition of a new tax during the Award Period and any resulting impact on deferred tax account balances.
3.Strategic Performance Condition. Subject to possible reduction under Section 4, the number of Strategic Performance Shares to be issued or otherwise delivered to Recipient shall be determined by multiplying the Strategic Payout Factor by the Strategic Target Share Amount. The “Strategic Payout Factor” shall be a percentage between 0% and 200% determined by the Committee after the Award Period based on the Committee’s assessment of the extent to which the Company has achieved the following goals during the Award Period:

The Strategic Payout Factor shall be the same percentage for Recipient and all other recipients of similar awards for the Award Period. Although each goal category set forth above is shown as having a Goal Weight, such Goal Weights may be changed by the Committee at any time in its sole discretion. In determining the Strategic Payout Factor, the Committee in its discretion generally will assign a percentage of 100% for satisfactory achievement of all goals, a higher percentage for exceeding expectations and a lower percentage if goals are not achieved.
4.Employment Condition.
1.In order to receive the full number of Performance Shares determined under Section 2 or Section 3, Recipient must be employed by the Company on the last day of the Award Period.
2.If Recipient’s employment by the Company is terminated at any time prior to the end of the Award Period because of death, physical disability (within the meaning of Section 22(e)(3) of the Code), or Retirement (unless such Retirement results from a termination of Recipient’s employment by the Company for Cause), Recipient shall be entitled to receive pro-rated awards. The number of each type of Performance Shares to be issued or otherwise delivered as a pro-rated award shall be determined by multiplying the number of Performance Shares determined under Section 2 or Section 3 by a fraction, the numerator of which is the number of days Recipient was employed by the Company during the Award Period and the denominator of which is the number of days in the Award Period.
3.If Recipient’s employment by the Company is terminated at any time prior to the end of the Award Period and Section 4.2 does not apply to such termination, Recipient shall not be entitled to receive any Performance Shares.
4.“Retirement” shall mean termination of employment after Recipient is (a) age 62 with at least five years of service as an employee of the Company, or (b) age 60 with age plus years of service (including fractions) as an employee of the Company totaling at least 70.
5.“Cause” shall mean (a) the willful and continued failure by Recipient to perform substantially Recipient’s assigned duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Recipient by the Company which specifically identifies the manner in which Recipient has not substantially performed such duties, (b) willful commission by Recipient of an act of fraud or dishonesty resulting in economic or financial injury to the Company, (c) willful misconduct by Recipient that substantially impairs the Company’s business or reputation, or (d) willful gross negligence by Recipient in the performance of his or her duties.
5.Dividend Equivalent Cash Awards. The amount of each type of Dividend Equivalent Cash Award shall be determined by multiplying the number of Performance Shares deliverable to Recipient as determined under Sections 2 and 4 or under Sections 3 and 4, as applicable, by the total amount of dividends paid per share of the Company’s Common Stock for which the dividend record date occurred after the beginning of the Award Period and before the date of delivery of the Performance Shares.
6.Certification and Payment. At the regularly scheduled meeting of the Committee held in February of the year immediately following the final year of the Award Period (the “Certification Meeting”), the Committee shall determine the Strategic Payout Factor and certify in writing (which may consist of approved minutes of the Certification Meeting) the number of Strategic Performance Shares deliverable to Recipient and the amount of the Strategic Dividend Equivalent Cash Award payable to Recipient. Prior to the Certification Meeting, the Company shall calculate the number of 162(m) Performance Shares deliverable and the amount of the 162(m) Dividend Equivalent Cash Award payable to Recipient, and shall submit these calculations to the Committee. At or prior to the Certification Meeting, the Committee shall certify in writing (which may consist of approved minutes of the Certification Meeting) the levels of TSR attained by the Company and the Peer Group Companies, the levels of Cumulative EPS and Average ROIC attained by the Company, the number of 162(m) Performance Shares deliverable to Recipient and the amount of the 162(m) Dividend Equivalent Cash Award payable to Recipient. Subject to applicable tax withholding, the amounts so certified shall be delivered or paid (as applicable) on a date (the “Payment Date”) that is the later of March 1, 2019 or five business days following the Certification Meeting, and no amounts shall be delivered or paid prior to certification. No fractional shares shall be delivered and the number of Performance Shares deliverable shall be rounded to the nearest whole share. Notwithstanding the foregoing, if Recipient shall have made a valid election to defer receipt of Performance Shares or Dividend Equivalent Cash Awards pursuant to the terms of the Company’s Deferred Compensation Plan for Directors and Executives (the “DCP”), payment of the award shall be made in accordance with that election.
7.Tax Withholding. Recipient acknowledges that, on the Payment Date when the Performance Shares are issued or otherwise delivered to Recipient, the Value (as defined below) on that date of the Performance Shares (as well as the amount of the Dividend Equivalent Cash Awards) will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required withholding amount, the Company shall first withhold all or part of the Dividend Equivalent Cash Awards, and if that is insufficient, the Company shall withhold the number of Performance Shares having a Value equal to the remaining withholding amount. For purposes of this Section 7, the “Value” of a Performance Share shall be equal to the closing market price for Company Common Stock on the last trading day preceding the Payment Date. Notwithstanding the foregoing, Recipient may elect not to have Performance Shares withheld to cover taxes by giving notice to the Company in writing prior to the Payment Date, in which case the Performance Shares shall be issued or acquired in the Recipient’s name on the Payment Date thereby triggering the tax consequences, but the Company shall retain the certificate for the Performance Shares as security until Recipient shall have paid to the Company in cash any required tax withholding not covered by withholding of the Dividend Equivalent Cash Awards.
8.Change in Control.
1.If a Change in Control (as defined below) occurs before the end of the Award Period, the Company shall, within 5 business days thereafter and subject to applicable tax withholding as provided for in Section 7, issue or otherwise deliver to Recipient a number of Performance Shares determined by multiplying the CIC Share Amount (as defined below) by a fraction, the numerator of which is the number of days in the period starting on the first day of the Award Period and ending on the date of the Change of Control and the denominator of which is the number of days in the Award Period. At the same time, the Company shall pay to Recipient a Dividend Equivalent Cash Award based on such number of Performance Shares. The “CIC Share Amount” shall equal 100% of the Strategic Target Share Amount plus an amount equal to the CIC 162(m) Payout Factor (as defined below) multiplied by the 162(m) Target Share Amount. The “CIC 162(m) Payout Factor” shall be determined in the same manner as the 162(m) Payout Factor is determined under Section 2 of this Agreement, except that (a) the final dollar value under clause (3) of Section 2.2(d) for the Company and each Peer Group Company shall be determined based on the average of the closing market prices of each stock for the three-month period ending on the date of the Change of Control, (b) if the Change in Control occurs during the second or third year of the Award Period, the EPS and ROIC for any uncompleted years shall be deemed to be the same as the EPS and ROIC for the last completed year of the Award Period, and (c) if the Change in Control occurs during the first year of the Award Period, the EPS Payout Factor and the ROIC Payout Factor shall both be 100%. Amounts delivered or paid under this Section 8 shall be in satisfaction of any and all obligations of the Company to issue or otherwise deliver Performance Shares or pay Dividend Equivalent Cash Awards under this Agreement.
2.For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:
(a)The consummation of:
(1)any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or
(2)any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;
(b)At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or
(c)Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d‑3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.
9.Changes in Capital Structure.
1.If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to this Agreement so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained.
2.If the outstanding Common Stock of the Company is hereafter converted into or exchanged for all of the outstanding Common Stock of a corporation (the “Parent Successor”) as part of a transaction (the “Transaction”) in which the Company becomes a wholly-owned subsidiary of Parent Successor, then (a) the obligations under this Agreement shall be assumed by Parent Successor and references in this Agreement to the Company shall thereafter generally be deemed to refer to Parent Successor, (b) Common Stock of Parent Successor shall be issued in lieu of Common Stock of the Company under this Agreement, (c) the performance measured pursuant to Sections 2 and 3 of this Agreement shall be the continuous performance of the Company prior to the Transaction and Parent Successor after the Transaction, (d) employment by the Company for purposes of Section 4 of this Agreement shall include employment by either the Company or Parent Successor, and (e) the Dividend

Equivalent Cash Awards under Section 5 of this Agreement shall be based on dividends paid on the Common Stock of the Company prior to the Transaction and Parent Successor after the Transaction.
10.Recoupment On Misconduct.
1.If at any time before a Change in Control and within three years after the Payment Date, the Committee determines that Recipient engaged in any Misconduct (as defined below) during the Award Period that contributed to an obligation to restate the Company’s financial statements for any quarter or year in the Award Period or that otherwise has had (or will have when publicly disclosed) an adverse impact on the Company’s common stock price, Recipient shall repay to the Company the Excess LTIP Compensation (as defined below). The term “Excess LTIP Compensation” means the excess of (a) the number of 162(m) Performance Shares and the amount of the 162(m) Dividend Equivalent Cash Award as originally calculated and certified under Section 6 of this Agreement, over (b) the number of 162(m) Performance Shares and the amount of the 162(m) Dividend Equivalent Cash Award as recalculated (1) for the TSR Payout Factor, assuming that the average of the closing market prices of the Company’s common stock for the period from October 1, 2018 to December 31, 2018 was an amount determined appropriate by the Committee in its discretion to reflect what the Company’s common stock price would have been if the restatement had occurred or other Misconduct had been disclosed prior to October 1, 2018, and (2) for the EPS Payout Factor and the ROIC Payout Factor, based on the Company’s financial statements for all years of the Award Period as restated. Excess LTIP Compensation shall not include any Strategic Performance Shares or any portion of the Strategic Dividend Equivalent Cash Award. The Committee may, in its sole discretion, reduce the amount of Excess LTIP Compensation to be repaid by Recipient to take into account the tax consequences of such repayment or any other factors. If any 162(m) Performance Shares included in the Excess LTIP Compensation are sold by Recipient prior to the Company’s demand for repayment (including any shares withheld for taxes under Section 7 of this Agreement), Recipient shall repay to the Company 100% of the proceeds of such sale or sales. The return of Excess LTIP Compensation is in addition to and separate from any other relief available to the Company due to Recipient’s Misconduct.
2.“Misconduct” shall mean (a) willful commission by Recipient of an act of fraud or dishonesty resulting in economic or financial injury to the Company, (b) willful misconduct by Recipient that substantially impairs the Company’s business or reputation, or (c) willful gross negligence by Recipient in the performance of his or her duties.
3.If any portion of the 162(m) Performance Shares or the 162(m) Dividend Equivalent Cash Award was deferred under the DCP, the Excess LTIP Compensation shall first be recovered by canceling all or a portion of the amounts so deferred under the DCP and any dividends or other earnings credited under the DCP with respect to such cancelled amounts. The Company may seek direct repayment from Recipient of any Excess LTIP Compensation not so recovered and may, to the extent permitted by applicable law, offset such Excess LTIP Compensation against any compensation or other amounts owed by the Company to Recipient. In particular, Excess LTIP Compensation may be recovered by offset against the after-tax proceeds of deferred compensation payouts under the DCP, the Company’s Executive Supplemental Retirement Income Plan or the Company’s Supplemental Executive Retirement Plan at the times such deferred compensation payouts occur under the terms of those plans. Excess LTIP Compensation that remains unpaid for more than 60 days after demand by the Company shall accrue interest at the rate used from time to time for crediting interest under the DCP.
11.Approvals. The issuance by the Company of authorized and unissued shares or reacquired shares under this Agreement is subject to the approval of the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission, but no such approvals shall be required for the purchase of shares on the open market for delivery to Recipient in satisfaction of its obligations under this Agreement. The obligations of the Company under this Agreement are otherwise subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the award under this Agreement. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under this Agreement if such issuance or delivery would violate applicable state or federal law.
12.No Right to Employment. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.
13.Miscellaneous.
1.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.
2.Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.
3.Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.
4.Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
5.Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.
6.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
NORTHWEST NATURAL GAS COMPANY

By

Title    SVP and Chief Administrative Officer

RECIPIENT